PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
Jan. 7, 2011

PEABODY ENERGY UPDATES FULL YEAR 2010 OUTLOOK, OUTLINES
PLANS TO ANNOUNCE RESULTS FOR THE YEAR ENDED DECEMBER 31, 2010

ST. LOUIS, Jan. 7 – Peabody Energy (NYSE: BTU) announced today that record rains and flooding in Australia are expected to lead to 2010 EBITDA near the midpoint of the company’s July 2010 full-year target of $1.7 to $1.9 billion, versus the revised targets the company set in October.

December has resulted in the worst rain and flooding in Australia in approximately 50 years, which has impacted production and shipments, washed out roads, restricted employee access, caused train derailments and created port delays. Half of Queensland has been declared a natural disaster area. These events have led to customer force majeure notices.

Heavy rains are affecting coal industry shipments across the Southern Hemisphere, including Australia, Indonesia, South Africa and South America. Combined with high global metallurgical coal demand and strong electricity generation in key coal-consuming nations, the reduced shipments are significantly tightening the seaborne supply-demand balance.

With Australia supplying more seaborne coal than any other nation, the strength of Peabody’s long-term Australian platform continues to grow with expansions in both thermal and metallurgical coal mines, and production expected to reach 35 to 40 million tons by 2015.

Peabody Energy will announce the results for the year ended Dec. 31, 2010 on Tuesday, Jan. 25, 2011. A conference call with management is scheduled for 10 a.m. CST on Jan. 25.

Participants may access the call using the following phone numbers:
U.S. & Canada International	(800) 230-1074 (612) 234-9960

The call, replay and other investor data will also be available via the Internet at PeabodyEnergy.com.

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PEABODY ENERGY UPDATES 2010 FULL-YEAR OUTLOOK – PAGE 2

Peabody Energy is the world’s largest private-sector coal company and a global leader in clean coal solutions. With 2009 sales of 244 million tons and $6 billion in revenues, Peabody fuels 10 percent of U.S. power and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of January 6, 2011. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: demand for coal in United States and international power generation and steel production markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of weather on demand, production and transportation; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements, changes in income tax regulations or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.